			       THE HOME DEPOT, INC.
		   Computation of Primary and Fully Diluted Earnings
  			Per Common and Common Equivalent Share

					                                     Fiscal Year Ended
				                               --------------------------------
                            				   1-29-95     1-30-94      1-31-93
Primary
- -------
Net earnings applicable
  to common and common
  equivalent shares                $604,501    $457,401    $362,863
                                   					       ========    ========
Tax affected interest expense,
  net of interest capitalized
  attributable to convertible
  subordinated notes                 22,580
				                              ---------
				                               $627,081
                           				   =========
Shares:
  Weighted average number of
  common and common equivalent
  shares assuming average
  market price for period           455,173     453,037     444,989
						                                          =======     =======

Additional shares assuming
  conversion of the notes            20,774
                            				    -------
                            				    475,947
                            				    =======
Primary earnings
  per common and common
  equivalent share                 $   1.32    $   1.01    $    .82
                            				   ========    ========    ========

Fully Diluted

Net earnings applicable
  to common and common
  equivalent shares                $604,501    $457,401    $362,863

Tax effected interest
  expense attributable to
  convertible subordinated
  notes                            $ 22,580    $ 18,981    $    898
                            				   --------    --------    --------

                            				   $627,081    $476,382    $363,761
				                               ========    ========    ========
Shares:
  Weighted average number
  of common and common
  equivalent shares at the
  ending market price               455,717     453,037     445,197

Additional shares assuming
  conversion of the notes            20,774      20,774       5,208
                            				    -------     -------     -------
                            				    476,491     473,811     450,405
                            				    =======     =======     =======
Fully diluted earnings
  per common & common
  equivalent share                 $   1.32  $     1.01   $     .81
                            				   ========  ==========   =========

<F1>
(1)  Common equivalent shares  represent shares  granted under  three stock
     option  plans and an employee stock purchase plan.   All periods have
     been adjusted to reflect the three-for-two and four-for-three stock split-ups effected in the form of a dividend in July 1992 and April 1993, respectively.

<F2>
(2) The Company's 4 % Convertible Subordinated Notes, issued in 1992, were common stock equivalents prior to the conversion in March, 1995. For fiscal year 1994, the 4 % Notes were dilutive and are assumed to be converted as of the beginning of the accounting period for purposes of calculating primary earnings per share. In fiscal year 1993, the 4 % Notes were dilutive but had no impact on earnings per share and therefore were excluded from the computation of primary earnings per share. The 4 % Notes were not dilutive for fiscal year 1992.